Exhibit 99.1

SPACEHAB, Inc. 12130 Highway 3, Bldg. 1 Webster, Texas 77598-1504 1.713.558.5000 fax: 1.713.558.5960 www.spacehab.com

FOR IMMEDIATE RELEASE

SPACEHAB RENEWS AND EXTENDS $5.0 MILLION REVOLVING LINE OF CREDIT

Houston, Texas, February 28, 2006 – SPACEHAB, Incorporated (NASDAQ/NMS: SPAB), a leading provider of commercial space services, announced today the renewal and extension of its $5.0 million revolving line of credit with Citibank, Texas N.A. The revolving credit facility was renewed on substantially the same terms as the previous credit facility which expired on February 11, 2006. The Company has no advances outstanding under the revolving credit facility.

The renewed facility is to be used for general working capital purposes, including acquisitions, and is secured by the Company’s accounts receivable. Under revolving credit facility terms, SPACEHAB must comply with certain financial covenants or secure advances with cash deposits. “We are pleased with the confidence Citibank, Texas has exhibited in working with us to renew this credit facility,” said Brian Harrington, SPACEHAB Chief Financial Officer. “Their ongoing banking services and support of our business model through challenging times during space shuttle flight delays have been of great value.”

Citibank, Texas is part of Citigroup, Inc., the leading global financial services company with 200 million customer accounts and business in more than 100 countries. Citigroup provides a broad range of financial products and services including consumer banking and credit, corporate and investment banking, securities brokerage and wealth management.

About SPACEHAB, Incorporated

SPACEHAB, Incorporated (www.spacehab.com) is a leading provider of commercial and government space services with three primary business units. The Flight Services business unit develops, owns, and operates habitat and laboratory modules and cargo carriers aboard NASA’s Space Shuttles for Space Station resupply and research purposes. SPACEHAB’s Astrotech subsidiary provides payload processing support services for both commercial and government customers at company-owned facilities in Florida and California. The Company’s Government Services business unit supports NASA’s Johnson Space Center providing configuration management, product engineering, and support services for both the Space Station and Space Shuttle programs. Additionally, through The Space Store, Space Media provides space merchandise to the public and space enthusiasts worldwide (www.thespacestore.com).

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Kimberly Campbell - Vice President, Corporate Marketing and Communications, SPACEHAB, Inc.

713.558.5049 or campbell@spacehab.com

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